INTERNATIONAL FLAVORS & FRAGRANCES INC.

2000 Stock Award and Incentive Plan,
as amended and restated effective as of March 6, 2007

U.S. Restricted Stock Units Agreement

This Restricted Stock Units Agreement (the ‘‘Agreement’’) confirms the grant on                                , 20    (the ‘‘Grant Date’’) by INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation (the ‘‘Company’’), to                                                              (‘‘Employee’’) of Restricted Stock Units (the ‘‘Units’’), as follows:

Number granted:	Units

Units vest:	All Units will vest on , 20 (the ‘‘Stated Vesting Date’’), if not previously forfeited. In addition, the Units will become immediately vested upon a Change in Control or upon the occurrence of certain events relating to termination of employment in accordance with Section 4 hereof.

Settlement:	Units granted hereunder will be settled by delivery of one share of the Company’s Common Stock, par value $.12-1/2 per share, for each Unit being settled. Such settlement shall occur promptly on or following the vesting (the lapse of the risk of forfeiture) of each Unit as specified above, subject to Section 6. Any reference in this Agreement to settlement ‘‘promptly’’ upon a settlement date requires that shares be delivered no more than 60 days after the settlement date; Employee may not influence the Company’s determination of when to deliver shares within such 60-day period. The foregoing notwithstanding, settlement shall be deferred in certain cases if so elected by Employee by filling out the following section, executing the Agreement and returning it to the Company by , 20 , or as otherwise provided under Section 6 hereof:

Check Only One:

I hereby elect to have my Units settled at the date of vesting (this includes any date following Termination of Employment deemed to result from continued vesting under Section 4(b) or (c)) (Note: this election will apply if this form is not returned or if no box is checked).

I hereby elect to defer the settlement of my Units until the first business day of the year (date must be after the Stated Vesting Date) (subject to accelerated settlement of the deferred Units in the event of a Change in Control (subject to Section 6) and accelerated settlement of previously vested Units in the event of Employee’s Termination of Employment for any reason, including Normal or Early Retirement, after the Stated Vesting Date, at which time settlement will occur promptly but subject to the six-month delay rule of Section 6(b), if applicable).

I hereby elect to defer the settlement of my Units until my Termination of Employment for any reason, including Retirement, at which time settlement will occur promptly but subject to the six-month delay rule of Section 6(b), if applicable, and in all events subject to accelerated settlement in the event of a Change in Control (subject to Section 6).

If I elect to defer the settlement of my Units, I acknowledge and agree that, if the Company declares and pays a dividend of any kind on the Company’s Common Stock, amounts equivalent to such dividends will be paid on any vested Units after the Stated Vesting Date, even if such Units have not been settled, and that such dividend equivalents will be treated as compensation to me.

* * * * * *

The Units are granted under Section 6(e) of the 2000 Stock Award and Incentive Plan, as amended and restated effective as of March 6, 2007 (the ‘‘Plan’’), and are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Units attached hereto. The number of Units and the kind of shares deliverable in settlement of Units are subject to adjustment in accordance with Section 5 hereof and Section 11(c) of the Plan.

Employee acknowledges and agrees that (i) Units are nontransferable, except as provided in Section 3 hereof and Section 11(b) of the Plan, (ii) Units, and certain amounts of gain realized upon settlement of Units, are subject to forfeiture in the event Employee fails to meet applicable requirements relating to non-competition, confidentiality, non-solicitation of customers, suppliers, business associates, employees and service providers, non-disparagement and cooperation in litigation with respect to the Company and its subsidiaries and affiliates, and financial reporting, as set forth in Section 7 hereof and Section 10 of the Plan, (iii) Units are subject to forfeiture in the event of Employee’s Termination of Employment in certain circumstances prior to vesting, as specified in Section 4 hereof, (iv) sales of shares delivered in settlement of Units will be subject to the Company’s policies regulating trading by employees and (v) a copy of the Plan and related prospectus have previously been delivered to Employee, are being delivered to Employee or are available as specified in Section 1 hereof. In addition, and without limiting the foregoing, Employee consents, acknowledges and agrees that, as a condition to the grant of Units hereunder, Section 10(d) of the Plan, which relates to forfeitures of Awards (as defined in the Plan) in the event of financial reporting misconduct, will apply to the Units granted hereunder as well as to any other Awards that may have been granted to Employee prior to the Grant Date set forth above.

IN WITNESS WHEREOF, INTERNATIONAL FLAVORS & FRAGRANCES INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee	INTERNATIONAL FLAVORS & FRAGRANCES INC.
Name	By: Dennis M. Meany Senior Vice President, General Counsel and Secretary

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Units granted to Employee by INTERNATIONAL FLAVORS & FRAGRANCES INC. (the ‘‘Company’’), as specified in the U.S. Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement date, are set forth on the preceding pages.

1.    General.    The Units are granted to Employee under the Company’s 2000 Stock Award and Incentive Plan (the ‘‘Plan’’), a copy of which is available for review, along with other documents constituting the ‘‘prospectus’’ for the Plan, on the Company’s intranet site at One IFF/Corporate/Law Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company’s Compensation Committee (the ‘‘Committee’’) made from time to time, provided that no such Plan amendment, rule or regulation or Committee decision or determination shall materially and adversely affect the rights of the Employee with respect to outstanding Units.

2.    Account for Employee.    The Company shall maintain a bookkeeping account for Employee (the ‘‘Account’’) reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units.

3.    Nontransferability.    Until Units become settleable in accordance with the terms of this Agreement, Employee may not transfer Units or any rights hereunder to any third party other than by will or the applicable laws of descent and distribution, except for transfers to a Beneficiary upon death of Employee or otherwise if and to the extent permitted by the Company and subject to the conditions under Section 11(b) of the Plan.

4.    Termination Provisions.    The following provisions will govern the vesting and forfeiture of the Units in the event of Employee’s Termination of Employment (as defined below), provided that the Committee retains its powers to accelerate vesting or modify these terms, subject to the consent of Employee in the case of a modification materially adverse to Employee and subject to Section 6(b) hereof:

(a)    Voluntary Resignation and Termination by the Company for Cause.    In the event of Employee’s Termination of Employment due to his or her voluntary resignation (other than a Normal or Early Retirement governed by clause (b) or (c) below) or Termination of Employment by the Company for Cause (as defined below), all unvested Units will be immediately forfeited, and the portion of the then-outstanding Units that is vested and non-forfeitable at the date of Termination will be settled promptly following such Termination, subject to the six-month delay rule in Section 6(b) if applicable.

(b)    Disability or Normal Retirement.    In the event of Employee’s Termination of Employment due to Disability (as defined below) or Normal Retirement (as defined below), Employee’s unvested Units will not be forfeited, but will remain outstanding and will become vested at the applicable date under this Agreement as though Employee had not had such a Termination of Employment; provided that Employee shall forfeit the unvested Units if before the date of vesting Employee engages in an activity that results in a Forfeiture Event set forth in Section 10 of the Plan. Upon vesting, such Units will be settled promptly. Units vested prior to such Termination will be settled promptly following such Termination, subject to the six-month delay rule in Section 6(b) if applicable. Employee acknowledges that the Committee has relied on the discretion granted to it under Section 10(e) of the Plan in requiring forfeiture upon occurrence of a Forfeiture Event during the applicable post-Termination period.

(c)    Termination by the Company Not for Cause or Early Retirement.    In the event of Employee’s Termination of Employment by the Company not for Cause or Employee’s Early Retirement, the following rules apply:

•	A pro rata portion of Employee’s then unvested Units will not be forfeited, but will remain outstanding and will become vested at the applicable date under this Agreement as though Employee had not had such a Termination of Employment. This pro rata portion will be determined by multiplying the number of unvested Units by a fraction the numerator of which is the number of days from the Grant Date to the date of Employee’s Termination of Employment and the denominator of which is 1,095; provided that Employee shall forfeit such unvested Units if before the date of vesting Employee engages in activity that results in a Forfeiture Event set forth in Section 10 of the Plan. Employee acknowledges that the Committee has relied on the discretion granted to it under Section 10(e) of the Plan in requiring forfeiture upon occurrence of a Forfeiture Event during the applicable post-Termination period.

•	Employee’s Units that had not become vested before such Termination of Employment and which are not included in the pro rata portion subject to continued vesting will be immediately forfeited.

•	Upon vesting of the Units included in the pro rata portion subject to continued vesting, such Units will be settled promptly as provided herein.

•	Units vested prior to such Termination will be settled promptly after such Termination, subject to the six-month delay rule in Section 6(b) if applicable.

(d)    Death.    In the event of Employee’s Termination of Employment due to death or the death of Employee following Termination (including death after Termination but prior to vesting of Units not otherwise forfeited hereunder), Employee’s unvested Units will not be forfeited but will become immediately vested, and such Units and any Units vested prior to death will be settled promptly as provided herein.

(e)    Certain Definitions.    The following definitions apply for purposes of this Agreement:

(i)    ‘‘Cause’’ has the meaning as defined in the Company’s Executive Separation Policy or any successor policy thereto, as in effect at the time of Employee’s Termination of Employment.

(ii)    ‘‘Disability’’ means a disability entitling Employee to long-term disability benefits under the Company’s long-term disability policy as in effect at the date of Employee’s termination of employment, upon written evidence of such total disability from a medical doctor in a form satisfactory to the Company.

(iii)    ‘‘Early Retirement’’ means Termination of Employment by either the Company or Employee after Employee has attained age 55 and before he or she has attained age 62 if at the time of Termination Employee has ten or more years in the employ of the Company and/or its subsidiaries.

(iv)    ‘‘Normal Retirement’’ means Termination of Employment by either the Company or Employee after Employee has attained age 62.

(v)    ‘‘Termination of Employment’’ means the event by which Employee ceases to be employed by the Company or any subsidiary of the Company and, immediately thereafter, is not employed by or providing substantial services to any of the Company or a subsidiary of the Company. If Employee is granted a leave of absence for military or governmental service or other purposes approved by the Board, he or she shall be considered as continuing in the employ of the Company, or of a subsidiary of the Company, for the purpose of this subsection, while on such authorized leave of absence.

5.    Dividends and Adjustments.

(a)    Dividends.    No dividends or dividend equivalents will be credited or paid on any unvested Units. Units that, at the relevant dividend record date that occurs before the issuance of shares in settlement of Units, previously have been vested (i.e., Units deferred as to settlement under Section 6), shall be entitled to payments or credits equivalent to dividends that would have been paid if the Units had been outstanding shares at such record date. The form and timing of such payments will be in the discretion of the Committee.

(b)    Adjustments.    The number of Units credited to Employee’s Account and/or the property deliverable upon settlement of Units shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to Units in connection with, or to reflect any changes in the number and kind of outstanding shares of Common Stock resulting from, any corporate transaction or event referred to in the first sentence of Section 11(c) of the Plan (this provision takes precedence over Section 5(a) in the case of a large and non-recurring cash dividend or any non-cash dividend).

(c)    Risk of Forfeiture and Settlement of Units Resulting from Adjustments.     Units (and other property deliverable in settlement of Units) which directly or indirectly result from adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture (including additional forfeiture terms of Section 10 of the Plan) as applies to the granted Unit and will be settled at the same time as the granted Unit.

6.    Deferral of Settlement.

(a)    Voluntary Deferral.    Settlement of any Unit, which otherwise would occur upon the vesting or lapse of the risk of forfeiture of such Unit, will be deferred in certain cases if and to the extent so elected by Employee in accordance with the cover page of this Agreement.

(b)    Code Section 409A Compliance.     Deferrals, whether elective or mandatory under the terms of this Agreement (this generally includes terms providing for post-termination vesting), shall comply with requirements under Section 409A of the Internal Revenue Code (the ‘‘Code’’). Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (including any other applicable guidance) as presently in effect or hereafter implemented, (i) a distribution in settlement of Units to Employee triggered by a Termination of Employment will occur only if the Termination constitutes a ‘‘separation from service’’ within the meaning of Code Section 409A(a)(2)(A)(i) and, if at the time of such separation from service Employee is a ‘‘specified employee’’ under Code Section 409A(a)(2)(B)(i) and a delay in distribution is required in order that Employee will not be subject to a tax penalty under Code Section 409A, such distribution in settlement of Units will be subject to the six-month delay rule as specified in the Company’s document titled ‘‘Compliance Rules Under Section 409A of the Internal Revenue Code (Including Global Amendment to Certain Outstanding Restricted Stock Units)’’ (the ‘‘Compliance Rules’’); (ii) any Units deemed to constitute a deferral of compensation under Code Section 409A will be subject to accelerated settlement under Section 9(a) of the Plan or otherwise upon a Change in Control only if the Change in Control constitutes a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation within the meaning of Section 409A(a)(2)(A)(v), as specified in the ‘‘Change in Control Rule’’ in the Compliance Rules; and (iii) any rights of Employee or retained authority of the Company with respect to Units hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the Units prior to the distribution and so that Employee shall not be subject to any penalty under Code Section 409A, to the extent permitted under 409A. In this regard, the Company shall have no retained discretion to accelerate the settlement of the Units beyond that permitted under Code Section 409A without triggering any tax penalty. This Award shall be subject to applicable provisions of the Compliance Rules in all other respects.

7.    Additional Forfeiture Provisions.    Employee agrees that, by signing this Agreement and accepting the grant of the Units, the forfeiture conditions set forth in Section 10 of the Plan shall apply to all Units hereunder and to gains realized upon the vesting of the Units. For the purpose of the forfeiture conditions set forth in Section 10 of the Plan, gains will be deemed to be realized at the time of vesting for any Units the settlement of which is deferred at the election of Employee.

8.    Employee Representations and Warranties Upon Settlement.    As a condition to the settlement of the Units, the Company may require Employee to make any representation or warranty to the Company as may be required under any applicable law or regulation, and to make a representation and warranty that no Forfeiture Event has occurred or is contemplated within the meaning of Section 10 of the Plan.

9.    Other Terms Relating to Units.

(a)    Fractional Units and Shares.    The number of Units credited to Employee’s Account shall include fractional Units, if any, calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(b)    Mandatory Tax Withholding.    Unless otherwise determined by the Committee, at the time of settlement the Company will withhold from any shares deliverable in settlement of the Units, in accordance with Section 11(d) of the Plan, the number of shares having a value nearest to, but not exceeding, the amount of income taxes, employment taxes or other withholding amounts required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any taxes relating to the Units not satisfied by means of such mandatory withholding.

(c)    Statements.    An individual statement of each Employee’s Account will be issued to each Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee. Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees. Any statement containing an error shall not, however, represent a binding obligation to the extent of such error.

(d)    Employee Consent.    By signing this Agreement, Employee voluntarily acknowledges and consents to the collection, use processing and transfer of personal data as described in this Section 9(d). Employee is not obliged to consent to such collection, use, processing and transfer of personal data; however, failure to provide the consent may affect Employee’s ability to participate in the Plan. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about Employee, including Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in Employee’s favor (‘‘Data’’). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Employee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on

Employee’s behalf to a broker or other third party with whom Employee may elect to deposit any shares acquired pursuant to the Plan. Employee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Employee’s ability to participate in the Plan.

(e)    Voluntary Participation.    Employee’s participation in the Plan is voluntary. The value of the Units is an extraordinary item of compensation. As such, the Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. Rather, the awarding of Units to Employee under the Plan represents a mere investment opportunity.

(f)    Consent to Electronic Delivery.    EMPLOYEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE ‘‘PLAN DOCUMENTS’’). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO EMPLOYEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. THE COMPANY WILL SEND TO EMPLOYEE AN E-MAIL ANNOUNCEMENT WHEN A NEW PLAN DOCUMENT IS AVAILABLE ELECTRONICALLY FOR EMPLOYEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENT CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, EMPLOYEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. EMPLOYEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE ADDRESS SPECIFIED IN SECTION 10(e) HEREOF. EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (I) THE TERMINATION OF EMPLOYEE’S PARTICIPATION IN THE PLAN AND (II) THE WITHDRAWAL OF EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS OR HER CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE ADDRESS SPECIFIED IN SECTION 10(e) HEREOF. IF EMPLOYEE WITHDRAWS HIS OR HER CONSENT TO ELECTRONIC DELIVERY, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. EMPLOYEE ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING EMPLOYEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

10.    Miscellaneous.

(a)    Binding Agreement; Written Amendments.    This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements or documents with respect thereto. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Units shall be valid unless expressed in a written instrument executed by Employee.

(b)    No Promise of Employment.    The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation. Employee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time, provided, however that any outstanding Units shall not be materially and adversely affected. The grant of Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of restricted stock units or stock options or benefits in lieu of units or stock options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units and vesting provisions.

(c)     Unfunded Plan.    Any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee’s entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

(d)    Governing Law.    THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW. The Units and the granting thereof are subject to the Employee’s compliance with the applicable law of the jurisdiction of Employee’s employment.

(e)    Notices.    Any notice to be given the Company under this Agreement shall be addressed to the Company at 521 West 57th Street, New York, NY 10019, attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.